UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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i2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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i2 TECHNOLOGIES, INC.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

[April] [•], 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of i2 Technologies, Inc., which will be held at the Center of Excellence at One i2 Place, 11701 Luna Road, Dallas, Texas 75234 on Wednesday, May 31, 2006 at 10:00 a.m. (Central Time).

Details of the business to be conducted at this meeting are given in the attached Notice of Annual Meeting of Stockholders and proxy statement.

After careful consideration, our Board of Directors has approved the proposals set forth in the proxy statement and recommends that you vote for such proposals.

In our efforts to reduce costs and be more efficient in our investor relations, we offer electronic voting and delivery of stockholder materials via the Internet. As a stockholder, you can help us save costs by voting electronically or by giving your consent for electronic delivery of stockholder materials. You may also vote your shares by telephone or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly by one of the methods offered. If you later wish to change your proxy vote, you may do so by revoking your proxy or voting in person at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael E. McGrath

Chief Executive Officer, President and Director

YOUR VOTE IS IMPORTANT

In order to assure your representation at this meeting, you are requested to vote your shares by telephone, by the Internet or by completing, signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope. No postage need be affixed if mailed in the United States.

PRELIMINARY COPY

i2 TECHNOLOGIES, INC.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 31, 2006

To the Stockholders of i2 Technologies, Inc.:

The 2006 Annual Meeting of Stockholders of i2 Technologies, Inc. will be held at the Center of Excellence at One i2 Place, 11701 Luna Road, Dallas, Texas 75234 on Wednesday, May 31, 2006 at 10:00 a.m. (Central Time) for the following purposes:

1.	To elect three Class III directors to serve until the annual stockholders’ meeting in 2009, and until their respective successors have been elected and qualified.

2.	To approve the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of our 5% senior convertible notes due 2015 and the exercise of certain warrants.

3.	To act upon such other business as may properly come before this meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 3, 2006 are entitled to notice of and to vote at this meeting. A list of stockholders entitled to vote at this meeting will be available for inspection at our offices. Whether or not you plan to attend this meeting in person, please vote your shares by telephone, by the Internet or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. The prompt submission of your proxy by one of the three methods offered will assist us in preparing for this meeting.

You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting. It may be possible for you to vote in person at the meeting even if you have returned a proxy. Please review the proxy statement for more information.

By Order of the Board of Directors,

Robert C. Donohoo

Secretary

[April] [•], 2006

i2 TECHNOLOGIES, INC.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of i2 Technologies, Inc., a Delaware corporation, for the 2006 Annual Meeting of Stockholders to be held on Wednesday, May 31, 2006 at 10:00 a.m. (Central Time), and at any adjournment or postponement thereof, at the Center of Excellence at One i2 Place, 11701 Luna Road, Dallas, Texas 75234. These proxy materials were first mailed to stockholders of record beginning on or about [April] [•], 2006.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at this meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION

The cost of soliciting proxies will be paid by us and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation materials as well as the expense of preparing, assembling, photocopying and mailing this proxy statement. Solicitation will be made primarily through the use of the mail; however, our regular employees may, without additional remuneration, solicit proxies personally by telephone or Internet e-mail.

A copy of our 2005 annual report to stockholders on Form 10-K has been mailed concurrently with the mailing of the Notice of Annual Meeting of Stockholders and this proxy statement to all stockholders entitled to notice of, and to vote at, this meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have fixed April 3, 2006 as the record date for determining those stockholders who are entitled to notice of, and to vote at, this meeting. Only holders of record of our common stock, par value $0.00025 per share, and our 2.5% Series B Convertible Preferred Stock at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the record date, [20,702,839] shares of our common stock were outstanding and 103,999 shares of our Series B preferred stock were outstanding. All of our outstanding shares of Series B preferred stock were held of record by R² Investments, LDC, an affiliate of Q Investments.

The holders of our common stock and our Series B preferred stock will vote together as a single class on each of the proposals described in this proxy statement. Each share of our common stock is entitled to one vote. Each share of our Series B preferred stock is entitled to 43.1965 votes (that number equal to the number of shares of common stock into which one share of Series B preferred stock could have been converted on the record date). Accordingly, the holder of our Series B preferred stock is entitled to 4,492,393 votes in the aggregate, or approximately [17.8]% of all votes eligible to be cast at the Annual Meeting.

As of March 16, 2006, our directors and executive officers beneficially owned an aggregate of approximately 5,663,352 shares of our common stock, not including shares of common stock issuable upon exercise of outstanding stock options, constituting approximately 27.4% of the shares of common stock outstanding as of such date and approximately [22.5]% of all votes eligible to be cast at the Annual Meeting. It is expected that such directors and executive officers will vote or direct the vote of all shares of our common stock held or owned by such persons, or over which such persons have voting control, in favor of the proposals described in this proxy statement. It also is expected that R² Investments, LDC, an affiliate of Q Investments, will vote its shares of Series B preferred stock and the shares of common stock that it holds, constituting approximately [22.9]% of all votes eligible to be cast at the Annual Meeting, in favor of the proposals. The total cumulative voting power of R² Investments, LDC and our directors and executive officers is nearly sufficient to assure the approval of the proposals. See “Principal Stockholders.”

The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of our outstanding common stock and our Series B preferred stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Cumulative voting is not permitted in the election of directors. If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the proxy, the shares will be voted accordingly. If no choice is specified on the returned proxy, the shares will be voted in favor of the approval of the proposals described in the Notice of Annual Meeting and in this proxy statement and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will tabulate the votes, separately calculating affirmative and negative votes, abstentions and broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter).

A stockholder executing a proxy pursuant to this solicitation may revoke his or her proxy at any time prior to its use:

•	by delivering to the Secretary of i2 a signed notice of revocation or a later-dated, signed proxy; or

•	by attending the meeting and voting in person.

Attendance at the meeting does not in itself constitute the revocation of a proxy. In addition, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Restated Certificate of Incorporation and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through oral or written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors

Our Board of Directors met 12 times during 2005. During 2005, each incumbent director attended at least 75% of the total number of meetings of our Board of Directors held during the period for which he has been a director and the total number of meetings held by all committees of our Board of Directors on which he has served.

Director Independence

The Board of Directors has determined that the following directors are independent under the listing standards of The Nasdaq Stock Market, on which our common stock is listed: Messrs. Bradley, Cash, Clemmer, Crandall, Waterhouse and Wilson.

Committees of the Board of Directors

The Board of Directors has established four standing committees:

Audit Committee. We have a standing Audit Committee currently composed of Messrs. Crandall (Chairman), Bradley, Cash, Clemmer, Waterhouse and Wilson. The current members of the Audit Committee are independent as defined by the listing standards of The Nasdaq Stock Market, on which our common stock is listed, and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Crandall qualifies as an audit committee financial expert, as that term is defined by applicable Securities and Exchange Commission regulations, and has designated Mr. Crandall as the Audit Committee’s financial expert.

The Audit Committee, which until February 27, 2005 included Mr. McGrath and prior to April 21, 2005 excluded Messrs. Bradley, Waterhouse and Wilson, met five times in 2005. The Audit Committee has a charter that was approved by our Board of Directors. The oversight functions of the Audit Committee include, among other things:

•	appointing our independent auditor;

•	reviewing the external audit plan and the results of the auditing engagement;

•	reviewing the internal audit plan and the results of the internal audits;

•	ensuring that management has maintained the reliability and integrity of our accounting policies and our financial reporting and disclosure practices;

•	reviewing the independence and performance of our internal audit function and independent registered public accounting firm; and

•	reviewing the adequacy of our system of internal control and compliance with all applicable laws, regulations and corporate policies.

Please see page 27 of this proxy statement for the Report of the Audit Committee.

Compensation Committee. We have a standing Compensation Committee currently composed of Messrs. Cash (Chairman), Bradley, Clemmer, Crandall, Waterhouse and Wilson. Each is independent as defined by the listing standards of The Nasdaq Stock Market, on which our common stock is listed.

The Compensation Committee, which until February 27, 2005 included Mr. McGrath and prior to April 21, 2005 excluded Messrs. Bradley, Waterhouse and Wilson, met eight times in 2005. The Compensation Committee administers our stock plans. The Compensation Committee has the responsibility for establishing the compensation payable to our Chief Executive Officer and is responsible for establishing compensation payable to our other executive officers based on recommendations made by the Chief Executive Officer. The Compensation Committee also is responsible for the overall administration of our employee benefit plans, including our employee stock purchase plans.

Please see page 22 of this proxy statement for the Compensation Committee’s Report on Executive Compensation.

Options Committee. We have a standing Options Committee composed of Mr. McGrath, who succeeded Mr. Sidhu as the sole member of the Options Committee effective April 18, 2005. The Options Committee has separate but concurrent authority with the Compensation Committee and the Board of Directors to make discretionary option grants from time to time under the 1995 Stock Option/Stock Issuance Plan, or 1995 Plan, and the 2001 Non-Officer Stock Option/Stock Issuance Plan, or 2001 Plan, to eligible employees that are not subject to Section 16 of the Exchange Act.

The Options Committee has the power and authority, with certain limited exceptions, to:

•	select the eligible individuals who are to receive option grants under the 1995 and 2001 Plans;

•	determine the number of shares of common stock subject to each such award (subject to the periodic corporate pool of shares authorized by the Compensation Committee and a limitation of 8,000 shares per individual each calendar year);

•	determine the exercise schedule in effect for each such option issuance; and

•	determine the maximum term for which each option may remain outstanding.

Special Committee. We also have a standing Special Committee, currently composed of Messrs. Crandall (Chairman), Bradley, Cash, Clemmer, Waterhouse and Wilson that was formed by the Board of Directors in February 2004. The Special Committee was created primarily for the purpose of (i) evaluating, negotiating, authorizing and approving the terms and conditions of the settlement of class action and derivative lawsuits against the company in 2004, including the terms and conditions pursuant to which shares of our common stock would be sold to Mr. Sidhu and a former executive of the company to fund a portion of such settlement, and (ii) evaluating and recommending to the Board of Directors the authorization and approval of the sale of Series B preferred stock to R2 Investments, LDC in 2004. The Special Committee met two times in 2005 for the purpose of evaluating and recommending to the Board of Directors the authorization and approval of the sale of shares of our common stock to R2 Investments, LDC and the sale of our subsidiary Trade Service Corporation.

Compensation Committee Interlocks and Insider Participation.

At different times during 2005, our Compensation Committee included Messrs. Cash, Bradley, Clemmer, Crandall, McGrath, Waterhouse and Wilson. None of the members of the Compensation Committee during 2005 was an officer or employee, or former officer or employee, of the company or any of our subsidiaries during 2005, except for Mr. McGrath who became our Chief Executive Officer and President on February 27, 2005 and concurrently resigned from the Compensation Committee. No member of the Compensation Committee during 2005 had a relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K, except for Mr. McGrath whose relationship is described under “Executive Compensation and Other Matters—Certain Transactions with Management.” Furthermore, no member of the Compensation Committee during 2005 had a relationship requiring disclosure by us under Item 402(j)(3) of Regulation S-K.

Director Compensation

Our current compensation package for our non-employee directors is as follows:

•	$25,000 annual cash retainer for serving on the Board of Directors.

•	$4,000 fee for each of the standard quarterly and annual operating plan meetings of the Board of Directors, Audit and Compensation Committees attended.

•	$1,500 fee for special meetings of the Board of Directors or Audit or Compensation Committee attended.

•	$5,000 annual cash retainer for serving on the Audit Committee of the Board of Directors.

•	$2,500 annual cash retainer for serving on the Compensation Committee of the Board of Directors.

•	$50,000 annual cash retainer for serving as the Chair of the Audit Committee of the Board of Directors.

•	$10,000 annual cash retainer for serving as the Chair of the Compensation Committee of the Board of Directors.

•	Attendance fee for each meeting of the Special Committee as agreed on a project-by-project basis.

•	Initial and annual grants of stock options priced at fair market value on the terms set forth in the Automatic Option Grant Program of our 1995 Plan. Additional grants of stock options may be awarded under the Discretionary Option Grant Program of our 1995 Plan and are typically awarded as part of initial grants.

Directors who are also employees are not paid any fees or additional compensation for services as members of our Board of Directors or any committee of our Board of Directors. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of our Board of Directors and committees on which they serve.

Under the Automatic Option Grant Program of our 1995 Plan, each person who becomes a non-employee Board member automatically is granted at that time an option for 6,000 shares of common stock. In addition, on the date of each annual stockholders meeting, each individual who continues to serve as a non-employee Board member after such meeting will automatically be granted an option to purchase 4,250 shares of common stock under the 1995 Plan, provided such individual has served as a non-employee Board member for at least six months. Each option will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the option grant date and a maximum term of ten years measured from the option grant date. Each option will be immediately exercisable for all the option shares, but we may repurchase, at the exercise price paid per share, all unvested shares held at the cessation of the director’s Board service. Each option grant will vest, and our repurchase rights will lapse, in three equal annual installments, with the first such installment vesting one year from the option grant date.

Under the Discretionary Grant Program of our 1995 Plan, our Board of Directors will determine which eligible individuals receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. Each granted option will have an exercise price determined by the Board of Directors but shall in no event be less than 100% of the fair market value of the shares on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the vesting commencement date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. Shares acquired under such options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with our company prior to vesting in those shares.

Option grants to non-employee directors during 2005 are detailed in the following table. The exercise price per share for all grants was equal to the fair market value per share of common stock on the grant date. Options granted prior to May 19, 2005 under the Automatic Option Grant Program are immediately exercisable and vest in four equal annual installments; options granted under the Automatic Option Grant Program on or after May 19, 2005 are immediately exercisable and vest in three equal annual installments. Grants issued from the Discretionary Option Grant Program are not exercisable until they vest. Each of these options will vest 1% upon grant of the option, 24% upon completion of the first year of service measured from the vesting commencement date and pro rata monthly over the 36-month period thereafter.

	Date of Grant	Options Granted	Exercise Price Per Share		Purpose of Grant
Stephen P. Bradley	04/21/05 04/21/05 07/26/05	320 3,680 6,000	$ $ $	7.36 7.36 12.96	New Appointment Grant Discretionary Grant Discretionary Grant
Harvey B. Cash	05/19/05 07/26/05	4,250 8,000	$ $	7.60 12.96	Annual Automatic Grant Discretionary Grant
Richard L. Clemmer	05/19/05 07/26/05	4,250 8,000	$ $	7.60 12.96	Annual Automatic Grant Discretionary Grant
Robert L. Crandall	05/19/05 07/26/05	4,250 8,000	$ $	7.60 12.96	Annual Automatic Grant Discretionary Grant
Lloyd G. Waterhouse	04/21/05 04/21/05 07/26/05	320 3,680 6,000	$ $ $	7.36 7.36 12.96	New Appointment Grant Discretionary Grant Discretionary Grant
Jackson L. Wilson, Jr.	04/21/05 04/21/05 07/26/05	320 3,680 6,000	$ $ $	7.36 7.36 12.96	New Appointment Grant Discretionary Grant Discretionary Grant

We maintain directors’ and officers’ liability insurance and our Amended and Restated Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors. In addition, our Restated Certificate of Incorporation limits the liability of our directors to us and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law.

Communication with the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to i2 Technologies, Inc. Board of Directors, c/o Office of the General Counsel, One i2 Place, 11701 Luna Road, Dallas, TX 75234. The Office of the General Counsel will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to i2 or its business, or is similarly inappropriate. The Office of the General Counsel has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

We have a policy of inviting the attendance of directors at annual meetings of stockholders. Our Chairman, Mr. Sidhu, attended the 2005 annual meeting of stockholders.

Submission of Director Nominations

We do not have a standing Nominating Committee or any other committee performing similar functions, and these matters are considered at meetings of the full Board of Directors. At this point, we believe that it is important for the entire Board to participate in nomination and evaluation functions.

Stockholders may propose nominees for consideration by the Board of Directors by submitting the names, appropriate biographical information and qualifications in writing to: Robert C. Donohoo, Corporate Secretary, i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, TX 75234. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2007, the name of the proposed nominee and the supporting documentation must be received by our company not less than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement.

Director nomination proposals must be in writing and must include (a) the name and address of the nominating stockholder, and the name and address of the person or persons to be nominated, (b) a representation that the nominating stockholder is a holder of record of stock of our company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder, (d) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (e) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of directors. Candidates recommended by our stockholders are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by our directors, executive officers, third party search firms or other sources.

The minimum qualifications, skills, and attributes that the Board of Directors looks for in nominees may include the following: (a) integrity, competence and judgment essential to effective decision making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of our company, (d) background and experience that complements or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of our company, and (f) a proven record of accomplishment through demonstrated leadership in business, technology, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness. The ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities to the company will also be taken into account.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board, and a thorough review by the Board of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above.

Director nominees will be recommended for the Board’s selection by a majority of the independent directors in accordance with the listing standards of The Nasdaq Stock Market. If the Board of Directors accepts a recommendation for a director nominee, the form of our proxy solicited will include the name of the director nominee.

Code of Business Conduct and Ethics

In June 2003, we adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to, among others, our Chief Executive Officer and Chief Financial Officer, who is also our principal accounting officer. The full text of the Code of Business Conduct and Ethics is available at our investor relations web site, http://www.i2.com/investor. We intend to disclose any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer on our investor relations web site.

PROPOSAL 1

ELECTION OF THREE CLASS III DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board of Directors shall be divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III directors, with each class serving staggered three-year terms. We currently have the following eight directors serving on our Board:

Class I Directors	Class II Directors	Class III Directors
Stephen P. Bradley	Harvey B. Cash	Sanjiv S. Sidhu, Chairman
Richard L. Clemmer	Michael E. McGrath	Robert L. Crandall
	Lloyd G. Waterhouse	Jackson L. Wilson, Jr.

The term of office of our Class III directors expires at the Annual Meeting, the term of office of our Class I directors expires at the 2007 annual meeting of stockholders and the term of office of our Class II directors expires at the 2008 annual meeting of stockholders. Directors to replace those of a class whose terms expire at a given annual meeting are elected to hold office until the third succeeding annual meeting, and until their respective successors have been duly elected and qualified.

Pursuant to the Certificate of Designations for our Series B preferred stock, the holders of the Series B preferred stock, voting separately as a single class to the exclusion of all other classes of our capital stock, currently have the exclusive right to elect two directors to serve on our Board. R² Investments, LDC, the holder of all of our outstanding Series B preferred stock, has informed the company that it does not presently intend to elect any directors to replace the two individuals previously elected by it who resigned from our Board on December 16, 2005.

Board of Directors’ Nominees; Required Vote

Three Class III directors, Sanjiv S. Sidhu, Robert L. Crandall and Jackson L. Wilson, Jr., have been nominated by our Board of Directors for election at the Annual Meeting to hold office until the 2009 annual meeting of stockholders, and until their respective successors are duly elected and qualified. The holders of our common stock are entitled to vote together with the holders of our Series B preferred stock with respect to the election of Messrs. Sidhu, Crandall and Wilson.

Name	Age	Position
Sanjiv S. Sidhu	48	Director
Robert L. Crandall	68	Director
Jackson L. Wilson, Jr.	58	Director

For a description of the business experience of Messrs. Sidhu, Crandall and Wilson, see “Executive Compensation and Other Matters—Directors and Executive Officers.”

Unless otherwise instructed, the persons named in the accompanying proxy card will vote the proxies received by them for Messrs. Sidhu, Crandall and Wilson. If any of Messrs. Sidhu, Crandall or Wilson is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

A plurality of the votes cast by the holders of our common stock and our Series B preferred stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, voting together as a single class, is required for the election of a director. Abstentions and broker non-votes have no effect on the determination of plurality, except to the extent that they affect the total votes received by any particular nominee. Plurality means that the nominees receiving the greatest number of votes cast by the holders of outstanding shares of our voting stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be elected to our Board of Directors even if they receive less than a majority of such votes.

Your Board of Directors unanimously recommends a vote “FOR” Sanjiv S. Sidhu, Robert L. Crandall and Jackson L. Wilson, Jr. and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL 2

APPROVAL OF THE ISSUANCE OF A NUMBER OF SHARES OF OUR COMMON STOCK SUFFICIENT TO FULLY PROVIDE FOR THE CONVERSION OF OUR 5% SENIOR CONVERTIBLE NOTES DUE 2015 AND THE EXERCISE OF CERTAIN WARRANTS

In November 2005, the company entered into a Purchase Agreement with certain qualified institutional buyers (the “Purchase Agreement”) pursuant to which we issued and sold to the investors $75 million in aggregate principal amount of our 5% senior convertible notes due 2015 and warrants to purchase up to approximately 485,000 shares of our common stock, par value $.00025 per share. Pursuant to the Purchase Agreement, we also granted the investors an option to purchase up to an additional $11.25 million in aggregate principal amount of the convertible notes. The option was fully exercised by the investors, and the additional $11.25 million in aggregate principal amount of the convertible notes was issued and sold to the investors. The net proceeds from the sale of the convertible notes and the warrants have been and will be used to repay or repurchase outstanding indebtedness or for working capital and other corporate purposes of the company.

In accordance with the Marketplace Rules of The Nasdaq Stock Market, we are seeking stockholder approval of the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of the convertible notes and the exercise of the warrants from time to time as such convertible notes and warrants are presented for conversion or exercise, including without limitation the issuance of all such shares in excess of the Conversion Shares Cap and Exercise Shares Cap referred to below. We are required to seek stockholder approval of the issuance of these shares because they could potentially constitute 20% or more of the number of outstanding shares of our common stock at the time we entered into the Purchase Agreement.

Absent stockholder approval of the issuance of shares of our common stock, as further explained below (i) upon the conversion of the convertible notes, the company could be required to settle part of the portion, if any, of its conversion obligation that would otherwise be satisfied in shares of our common stock by making cash payments, and (ii) upon the exercise of the warrants, the company could be required to settle part of its exercise obligation with respect to the warrants by making cash payments. Moreover, if we fail to obtain such stockholder approval at the Annual Meeting, the terms of the Indenture dated as of November 23, 2005 between the company and JPMorgan Chase Bank, National Association, as trustee (the “Indenture”) will require us to use our reasonable best efforts to obtain such approval at each succeeding meeting of the company’s stockholders until such time as we shall have obtained approval for the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of the convertible notes and the exercise of the warrants. Accordingly, our Board of Directors believes that stockholder approval of this proposal is important at this time.

Summary of the Convertible Notes and the Warrants

Set forth below is a summary of the material terms of the convertible notes and the warrants, which terms are qualified by reference to the full text of the Purchase Agreement, the Indenture, the Registration Rights Agreement dated as of November 23, 2005 by and among the company and the parties set forth on Schedule I thereto (the “Registration Rights Agreement”), the form of 5% senior convertible notes due 2015 and the form of warrants, which are attached as exhibits to the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2005.

Rank of, Maturity of and Interest on the Convertible Notes, and Term of the Warrants

The convertible notes constitute senior obligations of the company and rank equally with any of our present and future senior obligations. The convertible notes are effectively junior to any of our secured obligations to the extent of the value of the assets securing such obligations. Pursuant to the Indenture, the convertible notes will mature on November 15, 2015 and bear interest at a rate of 5% per annum payable semiannually on May 15 and November 15 beginning May 15, 2006.

The term of the warrants is ten years.

Conversion of the Convertible Notes and Exercise of the Warrants

The convertible notes are convertible, subject to certain conditions, into cash and shares, if any, of our common stock at an initial conversion price of $15.4675 per share of our common stock (which is equivalent to a conversion rate of approximately 64.6517 shares of our common stock per $1,000 principal amount of the convertible notes). The conversion price is subject to adjustment. Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the convertible notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock.

Prior to May 15, 2010, holders of the convertible notes may convert their convertible notes (i) if the convertible notes have been called for redemption, (ii) if the average of the trading prices for the convertible notes during any five consecutive trading-day period is less than 98% of the average of the conversion values for the convertible notes (the product of the last reported sale price of our common stock and the conversion rate) during that period, (iii) upon certain distributions to all holders of our common stock, or (iv) upon the occurrence of specified corporate transactions constituting a “fundamental change.” A “fundamental change” means the occurrence of a “change of control” or “termination of trading” (as such terms are defined in the Indenture).

In addition, at any time after May 15, 2008 and prior to the close of business on May 15, 2010, holders of the convertible notes may surrender their convertible notes for conversion during any fiscal quarter if the closing sale price of our common stock is equal to or greater than 150% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter.

On or after May 15, 2010 and on or prior to the close of business on the business day immediately prior to the stated maturity date, the convertible notes are convertible any time at the option of the holder.

Following a “fundamental change” that occurs prior to November 15, 2010, a holder of convertible notes who elects to convert in connection with such “fundamental change” will be entitled to receive an additional “make whole” premium equal to the approximate lost option time value plus accrued but unpaid interest, if any, up to but excluding the conversion date.

The warrants are exercisable at an initial exercise price of $15.4675 per share of our common stock, and contain traditional anti-dilution adjustments.

Conversion Shares Cap and Exercise Shares Cap

Until stockholder approval is obtained, the company may not issue or deliver (i) more than 41.96 shares of our common stock (subject to appropriate adjustment for any stock splits, stock dividends and similar events) for each $1,000 principal amount of convertible notes upon conversion thereof and/or as payment of a “make whole” premium with respect to such $1,000 principal amount of convertible notes (the “Conversion Shares Cap”) or (ii) more than 500,000 shares of our common stock (subject to appropriate adjustments for any stock splits, stock dividends and similar events) upon exercise of the warrants (the “Exercise Shares Cap”). Accordingly, the total number of shares of our common stock deliverable upon the conversion of the convertible notes and the exercise of the warrants is limited to approximately 4,100,000 shares absent receipt of stockholder approval of the issuance of additional shares. To the extent that more shares of our common stock would otherwise be issuable upon the conversion of the convertible notes or the exercise of warrants, we will be required to settle such conversions or exercises in cash by paying the value of our common stock into which the convertible notes would otherwise be convertible or the warrants would otherwise be exercisable.

Redemption of the Convertible Notes

Prior to May 20, 2008, the convertible notes will not be redeemable at our option. On or after May 20, 2008, we may redeem the convertible notes at any time or from time to time in whole or in part, for cash at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to but excluding the redemption date, so long as (i) the last reported sale price of our common stock has exceeded 175% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading days ending on the trading day prior to the date upon which we deliver to the holders the notice of redemption and (ii) on the date that we deliver a redemption notice through the date of redemption, the common stock issuable upon conversion of the convertible notes is either (1) covered by a registration statement covering resales thereof that is effective and available for use and is expected to remain effective and available for use for the 30 days following the date of such redemption notice or (2) eligible to be resold by non-affiliates pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”).

Repurchase of the Convertible Notes

Holders of the convertible notes have the right to require us to repurchase all or any portion of the convertible notes on November 15, 2010 at a purchase price equal to 100% of the principal amount of the convertible notes to be repurchased plus any accrued and unpaid interest to but excluding such repurchase date.

If we redeem our Series B Preferred Stock, we must also offer to repurchase the convertible notes for cash at a purchase price equal to 100% of the principal amount of the convertible notes plus accrued and unpaid interest to but excluding the repurchase date; provided, that if we redeem less than all of the outstanding shares of our Series B Preferred Stock, we will be obligated to repurchase only a proportionate amount of the convertible notes.

Upon the occurrence of a “fundamental change,” each holder of the convertible notes will have the right to require us to repurchase for cash any or all of its convertible notes at a purchase price of 100% of the principal amount plus any accrued and unpaid interest to but excluding such repurchase date.

Events of Default Under Convertible Notes

The trustee or the holders of at least 25% in aggregate principal amount of the convertible notes then outstanding may declare the principal amount of the convertible notes, together with all accrued and unpaid interest, any premium, including any make-whole premium and liquidated damages, if any, to be immediately due and payable upon the occurrence of an event of default, including our: (i) failure to pay the principal of or the premium, including any make-whole premium, on any convertible note when due at maturity, or failure to pay the redemption or repurchase price when due; (ii) failure to pay interest on the convertible notes; (iii) failure to provide notice of a “fundamental change” when required; (iv) failure to convert the convertible notes into cash or shares of our common stock, if any, upon exercise of a holder’s conversion right; (v) failure to perform or observe any other covenant required by the convertible notes; (vi) default under other indebtedness in an aggregate outstanding principal amount in excess of $25.0 million, which default (A) is caused by failure to pay principal or interest when due or (B) results in acceleration of such indebtedness; (vii) failure to pay final judgments in excess of $20.0 million; or (viii) bankruptcy, insolvency, dissolution or liquidation.

Registration Rights

Pursuant to the Registration Rights Agreement we entered into in connection with the sale of the convertible notes and the warrants, we agreed to file with the SEC a shelf registration statement covering resales of the shares of our common stock issuable upon the conversion of the convertible notes and the exercise of the warrants. We agreed to use our reasonable best efforts to cause the shelf registration statement to become effective within 270 days after the date of original issuance of the convertible notes and the warrants and to remain effective until the earliest of (1) the date on which all such common stock held by non-affiliates of the company is eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision thereof, (2) the date when each of the shares of our common stock covered by the shelf registration statement has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, (3) the date on which all such common stock has been resold pursuant to Rule 144 under the Securities Act, (4) the date on which all the convertible notes, the warrants and the underlying common stock cease to be outstanding and (5) the date that is the three-year anniversary of the issue date. If the registration statement has not been declared effective within 270 days or if, thereafter, we fail to maintain the effectiveness of the registration statement, we will be required to pay additional interest at the rate of 0.50% per annum to holders of the convertible notes and the warrants for the first 90 days and an additional 0.50% per annum thereafter.

Stockholder Approval Requirement

In accordance with the Marketplace Rules of The Nasdaq Stock Market, we are seeking stockholder approval of the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of the convertible notes and the exercise of the warrants from time to time as such convertible notes and warrants are presented for conversion or exercise, including without limitation the issuance of all such shares in excess of the Conversion Shares Cap and Exercise Shares Cap. The Marketplace Rules are applicable to us because our common stock is listed on The Nasdaq National Market.

Rule 4350(i)(1)(D) of the Marketplace Rules of The Nasdaq Stock Market requires stockholder approval of the issuance of securities in a transaction other than a public offering involving the potential issuance of 20% or more of the common stock outstanding before the issuance for less than the greater of the book or market value of the stock. The shares of our common stock which are issuable upon the conversion of the convertible notes and the exercise of the warrants could potentially constitute 20% or more of the number of outstanding shares of our common stock at the time we entered into the Purchase Agreement. Accordingly, the total number of shares of our common stock deliverable upon the conversion of the convertible notes and the exercise of the warrants is limited to approximately 4,100,000 shares absent receipt of stockholder approval of the issuance of additional shares.

Stockholder approval of this proposal is required to enable the company to satisfy the entire portion, if any, of its conversion obligation with respect to the convertible notes that is to be satisfied in shares of our common stock, and all of its exercise obligation with respect to the warrants, by issuing shares of our common stock rather than by making cash payments.

Factors Affecting Rights of Current Stockholders

The issuance of additional shares of our common stock upon the conversion of the convertible notes and the exercise of the warrants will dilute the ownership interests of existing stockholders. In addition, as described above all shares of our common stock issuable upon the conversion of the convertible notes and the exercise of the warrants will be entitled to certain registration rights. Consequently, if such shares are registered, they will be freely transferable without restriction under the Securities Act. Such free transferability could materially and adversely impact the market price of our common stock if a sufficient number of shares are sold into the market.

Consequences if Stockholder Approval is Not Obtained

If the stockholders of the company do not grant their approval, then (i) upon the conversion of the convertible notes, the company could be required to settle part of the portion, if any, of its conversion obligation that would otherwise be satisfied in shares of our common stock by making cash payments, and (ii) upon the exercise of the warrants, the company could be required to settle part of its exercise obligation with respect to the warrants by making cash payments. Moreover, if we fail to obtain such stockholder approval at the Annual Meeting, the terms of the Indenture will require us to use our reasonable best efforts to obtain such approval at each succeeding meeting of the company’s stockholders until such time as we shall have obtained approval for the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of the convertible notes and the exercise of the warrants.

Vote Required

The affirmative vote of a majority of the votes cast by our outstanding voting shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of the convertible notes and the exercise of the warrants.

Your Board of Directors unanimously recommends a vote “FOR” the approval of the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of the convertible notes and the exercise of the warrants from time to time as such convertible notes and warrants are presented for conversion or exercise, including without limitation the issuance of all such shares in excess of the Conversion Shares Cap and Exercise Shares Cap, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon. The Board believes that it is in our best interests to approve such issuances of shares of our common stock at this time.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series B preferred stock as of March 16, 2006 by (1) each person who is known by us to own beneficially more than five percent of our common stock or Series B preferred stock, (2) each of our directors, (3) each of the executive officers named in the Summary Compensation Table, and (4) all directors and executive officers as a group.

	Common Stock			Series B Preferred Stock
Name	Shares Beneficially Owned(1)		Percent	Shares Beneficially Owned(1)		Percent
Sanjiv S. Sidhu	5,508,900	(2)	26.6%	—		—
Amalgamated Gadget, L.P.	5,763,621	(3)	22.9%	103,999	(3)	100%
Michael E. McGrath	481,853	(4)	2.3%	—		—
Pallab K. Chatterjee	161,197	(5)	*	—		—
Hiten D. Varia	168,761	(6)	*	—		—
Robert Donohoo	41,458	(7)	*	—		—
M. Miriam Wardak	10,230	(8)	*	—		—
Stephen P. Bradley	8,800	(9)	*	—		—
Harvey B. Cash	11,296	(10)	*	—		—
Robert L. Crandall	23,056	(11)	*	—		—
Richard L. Clemmer	7,193	(12)	*	—		—
Lloyd G. Waterhouse	23,300	(13)	*	—		—
Jackson L. Wilson, Jr.	11,300	(14)	*	—		—
All directors and executive officers as a group (14 persons)	6,460,894	(15)	31.21%	—		—

*	Indicates less than 1%.
(1)	Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentage of beneficial ownership of our common stock is based on 20,702,839 shares of our common stock outstanding as of March 16, 2006. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock that may be acquired upon the exercise of options or the conversion of Series B preferred stock held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days following March 16, 2006 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes to this table, the address for each person named in this table is 11701 Luna Road, Dallas, Texas 75234.
(2)	Includes 822,715 shares held by Sidhu-Singh Family Investments, Ltd., of which Mr. Sidhu is a general partner, and 1,200 shares held by the Sidhu-Singh Family Foundation, of which Mr. Sidhu is a trustee. The address of Mr. Sidhu and the entities that he controls is 11701 Luna Road, Dallas, Texas 75234.
(3)

The 5,763,621 shares of our common stock include 4,492,393 shares issuable upon conversion of the shares of Series B preferred stock to our common stock. Based on information in a Schedule 13D/A filed by Amalgamated Gadget, L.P., a Texas limited partnership (“Amalgamated”) on March 2, 2006, both the shares of common stock and the shares of Series B preferred stock were purchased by Amalgamated for and on behalf of R2 Investments, LDC (“R2”) pursuant to an investment management agreement. Pursuant to such agreement, Amalgamated, acting through its general partner, Scepter Holdings, Inc., a Texas corporation (“Scepter”), has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of our common stock. As the sole general partner of Amalgamated, Scepter has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of our common stock. Geoffrey Raynor, as the President and sole shareholder of Scepter, has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of our common stock. R2 has no beneficial ownership of the shares of our common stock. The address of Amalgamated is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(4)	Includes 421,853 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(5)	Includes 147,053 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(6)	Includes 146,811 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(7)	Includes 34,428 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(8)	Includes 9,862 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(9)	Includes 1,300 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(10)	Consists of 11,296 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(11)	Includes 13,056 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(12)	Includes 6,733 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(13)	Includes 1,300 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(14)	Includes 1,300 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.
(15)	Includes 797,542 shares subject to options currently exercisable or exercisable within 60 days following March 16, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Directors and Executive Officers

Set forth below is certain biographical information concerning our directors and executive officers as of [April] [•], 2006:

Name	Age	Position(s) Held
Michael E. McGrath	56	Chief Executive Officer, President and Director

Pallab K. Chatterjee	55	President, Solutions Operations

Michael J. Berry	42	Executive Vice President, Finance and Accounting, and Chief Financial Officer

Hiten D. Varia	49	Executive Vice President and President, Greater Asia-Pacific Region

Barbara Stinnett	46	Executive Vice President, Customer Operations, and Chief Customer Officer

Robert C. Donohoo	44	Senior Vice President, Secretary and General Counsel

M. Miriam Wardak	40	Senior Vice President, Global Human Resources

Sanjiv S. Sidhu	48	Chairman of the Board

Stephen P. Bradley	64	Director

Harvey B. Cash	67	Director

Richard L. Clemmer	54	Director

Robert L. Crandall	68	Director

Lloyd G. Waterhouse	54	Director

Jackson L. Wilson, Jr.	58	Director

Mr. McGrath has served as a director since August 2004 and subsequently became our Chief Executive Officer and President in February 2005. In 1976, Mr. McGrath co-founded Pittiglio Rabin Todd & McGrath (PRTM), a leading management consulting firm to technology-based companies. He spent 28 years with PRTM in various positions, retiring as Chairman and Chief Executive Officer of PRTM’s Atlantic Region in July 2004. Mr. McGrath is also a director of two privately-held companies.

Dr. Chatterjee joined us in January 2000 as Chief Operating Officer and subsequently became Executive Vice President and then President, Solutions Operations. From January 1976 until joining us, Dr. Chatterjee served in several key executive officer positions with Texas Instruments, most recently as Senior Vice President and Chief Information Officer. Dr. Chatterjee is also a director of a privately-held company.

Mr. Berry joined us in August 2005 as Executive Vice President of Finance and Accounting and Chief Financial Officer after having served since April 2005 as Senior Vice President of Solutions Management, Development and Operations of The Reynolds and Reynolds Company, Inc. (“Reynolds and Reynolds”), a provider of software and services to the retail automotive industry. He joined Reynolds and Reynolds in November 2003 as Senior Vice President of Services. From 2001 until November 2003, Mr. Berry served as Executive Vice President/General Manager of Retail and Customer Support of Comdata Corporation, a provider of payment cards and related services to the transportation and retail industries. From 1993 until 2001, he held a number of positions, including Vice President/General Manager, Americas, at Travelers Express Co., Inc. (now MoneyGram International), a provider of payment services to the retail industry.

Mr. Varia joined us in July 1995 as Vice President, Worldwide Consulting and became Executive Vice President, Worldwide Development in July 1998; in 1999, he served as our Executive Vice President and Chief Delivery Officer, and in 2002, he became our Chief Customer Officer. In April 2004, Mr. Varia became an Executive Vice President and President, Greater Asia-Pacific Region.

Ms. Stinnett joined us in October 2005 as Executive Vice President of Customer Operations and Chief Customer Officer after having served as Vice President and General Manager, North America of Sybase, Inc. (“Sybase”) since 2004. She joined Sybase in 2003 as Worldwide Vice President and General Manager, Business Intelligence Group. From 2001 to 2003, Ms. Stinnett worked at Hewlett-Packard Company (“HP”), where she was the company’s Worldwide Vice President and General Manager, Field Operations and Presales. From 2000 to 2001, Ms. Stinnett worked at HP as Worldwide Senior Director and General Manager, Competitive Sales Organization. From 1981 to 2000, Ms. Stinnett held various positions with HP including Worldwide Senior Director and General Manager, Network and Service Provider Services.

Mr. Donohoo joined us in September 1996 as our Corporate Counsel and was named Secretary in July 1999. In August 2002, he became our Senior Vice President and General Counsel. Prior to joining us, Mr. Donohoo was an associate at Shannon, Gracey, Ratliff & Miller, L.L.P. in Fort Worth, Texas.

Ms. Wardak joined us in April 1999 as a Human Resources Manager supporting i2’s development team. In July 2000, Ms. Wardak became our Director of Compensation and Benefits. Since September 2004, Ms. Wardak has served as Senior Vice President, Global Human Resources. Prior to coming to i2, Ms. Wardak served in various human resources management roles at Texas Instruments.

Mr. Sidhu founded i2 Technologies in 1988 and has served as our Chairman of the Board since our incorporation in 1989. In April 2002, Mr. Sidhu assumed the roles of Chief Executive Officer and President until February 2005. He had previously served as our Chief Executive Officer from December 1994 until May 2001.

Dr. Bradley has served as a director since April 2005. Dr. Bradley is the William Ziegler Professor of Business Administration at the Harvard Business School. Previously, he served as Senior Associate Dean for faculty development, among other positions. Dr. Bradley serves on the board of Ciena Corporation (communications equipment), a private company and a foundation.

Mr. Cash has served as a director since January 1996. Since 1986, Mr. Cash has served as general or limited partner of various venture capital companies affiliated with InterWest Partners, a venture capital firm. Mr. Cash currently serves on the board of directors of the following publicly-held companies: Ciena Corporation (optical networking systems and software), First Acceptance Corporation (real estate financial services), Silicon Laboratories, Inc. (semiconductors), Airspan Networks, Inc. (communications) and Staktek Holdings, Inc. (semiconductor memory high density packaging). Mr. Cash is also a director of several privately-held companies.

Mr. Clemmer has served as a director since June 2004. Since October 26, 2005, Mr. Clemmer has served as President and Chief Executive Officer of Agere Systems Inc. (semiconductors). In addition, Mr. Clemmer has been Chairman and President of Venture Capital Technology LLC, a technology investment and consulting company, since February 2003 and a partner of Shelter Capital, a technology investment fund, since June 2004. From June 2001 through February 2003, he served in a variety of positions at PurchasePro.com, a provider of electronic procurement and strategic sourcing solutions, including Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corporation, a provider of hard disk drives and other storage solutions, from August 1996 through June 2001. Mr. Clemmer serves on the board of Agere Systems and several privately-held companies.

Mr. Crandall has served as a director since May 2001. Mr. Crandall served as Chairman of the Board, President and Chief Executive Officer of AMR Corporation, the parent company of American Airlines (air transportation), from 1985 to May 1998, when he retired. Mr. Crandall serves on the boards of Halliburton

Company (energy services), Celestica, Inc. (electronics manufacturing services) and Anixter International (data communications products). Mr. Crandall is also a director of a privately-held company.

Mr. Waterhouse has served as a director since April 2005. Mr. Waterhouse served as Chairman and Chief Executive Officer of Reynolds and Reynolds, a public company providing software and services solutions for automobile retailers, from 2000 thru July 2004. Prior to joining Reynolds and Reynolds in May 1999 as President and Chief Operating Officer, Mr. Waterhouse spent 26 years at IBM Corporation, including serving as general manager of IBM’s e-Business Services unit immediately prior to May 1999. Mr. Waterhouse serves on the board of Fifth Third Bancorp (banking and financial services). Mr. Waterhouse also serves on the board of private companies and Pennsylvania State University’s Smeal College.

Mr. Wilson has served as a director since April 2005. From 1983 through August 2004 when he retired, Mr. Wilson served in various roles at Accenture Ltd, including Managing Partner – Accenture Technology Ventures, Corporate Development Officer and, most recently, Chief Executive Officer – Business Process Outsourcing. Mr. Wilson is Chairman of the Board of Avanade Inc., a private joint venture between Accenture and Microsoft Corporation (technology integration on the Microsoft platform).

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The executive officers serve at the discretion of our Board of Directors.

The company has an employment agreement with Mr. McGrath dated as of February 27, 2005 and amended on October 25, 2005 and February 1, 2006. The employment agreement provides for Mr. McGrath to serve as our Chief Executive Officer and President for an initial term expiring December 31, 2007, renewable for successive one-year terms by mutual agreement of the company and Mr. McGrath. The employment agreement may be terminated by Mr. McGrath or us on thirty days notice to the other party. It is expected that Mr. McGrath will assume Mr. Sidhu’s role as Chairman of the Board if and when someone is recruited to succeed Mr. McGrath as our Chief Executive Officer and President.

Under the employment agreement, Mr. McGrath receives a salary equivalent to $600,000 per annum. Mr McGrath may also receive an incentive bonus, which will only be payable at the discretion of the Compensation Committee of the Board. Mr. McGrath intends to keep his residence in Maine and commutes to our headquarters in Dallas, Texas. We have agreed to provide weekly private jet transportation for Mr. McGrath to and from his residence in Maine, to pay reasonable housing expenses for Mr. McGrath in Dallas, Texas (not to exceed $5,000 per month) and to pay rental car expenses during Mr. McGrath’s employment term (not to exceed $1,200 per month). We have also agreed to “gross-up” the taxable portion of any rental car expenses.

Pursuant to the terms of the employment agreement, Mr. McGrath initially received a restricted stock grant of 50,000 shares of our common stock, an option to purchase 230,000 shares of our common stock at an exercise price of $9.01 and an additional option to purchase 190,000 shares of our common stock at an exercise price of $7.60. These grants were made under the 1995 Plan and are now fully vested. In addition, the Compensation Committee of the Board subsequently granted Mr. McGrath an option to purchase 480,000 shares of our common stock at an exercise price of $13.82. This grant was also made under the 1995 Plan, and the option shares for the grant will become vested and exercisable in five installments (provided that Mr. McGrath is still employed by the company as Chief Executive Officer on such installment vesting dates), with (i) the first installment of 100,000 shares vesting on May 31, 2006, (ii) the second installment of 100,000 shares vesting on August 31, 2006, (iii) the third installment of 100,000 shares vesting on November 31, 2006, (iv) the fourth installment of 100,000 shares vesting on February 28, 2007 and (v) the fifth installment of 80,000 shares vesting on May 31, 2007. If a successor Chief Executive Officer is hired by the company during the employment term and Mr. McGrath becomes Chairman of the Board of the company, the company and Mr. McGrath have agreed to negotiate in good faith a reduction in the number of unvested option shares that will continue to vest in accordance with the foregoing vesting schedule. In addition, in the event that a “corporate transaction” (as defined in the 1995 Plan)

occurs, all unvested option shares that would have vested in the 180 days following such corporate transaction will accelerate and become immediately exercisable.

Ms. Wardak entered into a letter agreement with the company, dated February 11, 2003 and amended on March 22, 2004, providing that her monthly base salary would be $12,500 and her annual variable compensation, which can be earned by her meeting certain individual and business unit goals and achieving company performance targets, would be up to 35% of her annualized base salary. In addition, the letter agreement provides that if Ms. Wardak’s employment is terminated other than for cause or as a result of voluntary resignation, she will be entitled to receive her monthly salary for six months following the termination of her employment. Under the terms of the letter agreement if a “corporate transaction” (as defined in the 1995 Plan) occurs whereby the company is acquired by another company and Ms. Wardak’s employment terminates as a result of an “involuntary termination” (as defined in the 1995 Plan) within 12 months of such “corporate transaction,” all unvested option shares granted to Ms. Wardak on or after December 1, 2003 that would have vested in the 12 months following her termination of employment will accelerate and become immediately exercisable.

Certain provisions of the 1995 Plan may have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals. The Plan Administrator under the 1995 Plan may structure one or more outstanding options granted to our executive officers so that these options immediately accelerate in the event the executive officers are terminated involuntarily within a designated period (not to exceed 18 months) following the effective date of any change in control. All options granted under the 1995 Plan prior to January 16, 2001 provide for immediate acceleration in the event the optionee is involuntarily terminated within 18 months following the effective date of any change of control.

We have entered into indemnification agreements with all of our executive officers. We maintain directors’ and officers’ liability insurance and our Amended and Restated Bylaws provide for mandatory indemnification of officers to the fullest extent permitted by Delaware law.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned by each person who served as our Chief Executive Officer during 2005 and our four most highly-paid executive officers who were serving as executive officers at December 31, 2005.

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards (1)		Securities Underlying Options	All Other Compensation (2)
Sanjiv S. Sidhu (3) Chairman of the Board, Former Chief Executive Officer and President	2005	—	$1,000	—		—	$14,163	(4)
	2004	—	—	—		—	13,974	(4)
	2003	—	—	—		—	13,262	(4)

Michael E. McGrath (5)	2005	$502,308	$600,000	$417,500	(6)	900,000	$166,073
Chief Executive Officer and President

Pallab K. Chatterjee President, Solutions Operations	2005	$350,000	$366,919	—		75,000	—
	2004	350,000	286,000	$97,500	(7)	7,999	—
	2003	350,000	108,750	—		44,539	—

Hiten D. Varia Executive Vice President and President,Greater Asia-Pacific Region	2005	$225,000	$296,000	—		60,000	$454,872	(8)
	2004	225,000	163,125	$58,500	(9)	3,999	114,562
	2003	225,000	76,781	—		40,023	—

Robert C. Donohoo Senior Vice President, Secretary and General Counsel	2005	$260,000	$114,975	—		46,229	—
	2004	255,000	105,000	$45,500	(10)	3,999	—
	2003	250,000	74,800	—		14,187	—

M. Miriam Wardak Senior Vice President, Human Resources	2005	$166,646	$94,968	—		45,000	—
	2004	156,563	52,523	$16,250	(11)	3,000	—
	2003	143,750	38,229	—		3,384	—

(1)	The value of the restricted stock awards is based upon the closing price of our common stock on the grant date. One third of restricted stock awards vest after one year, the remaining two thirds vest after two years. No dividends will be paid on restricted stock awards.
(2)	Excludes perquisites and other personal benefits for executive officers, other than Messrs. McGrath, Sidhu, and Varia, because the aggregate amounts thereof do not exceed the lesser of $50,000 or 10% of such officers’ total salary and bonus in the applicable year.
(3)	Mr. Sidhu resigned from his positions of Chief Executive Officer and President on February 27, 2005.
(4)	Represents amounts provided to Mr. Sidhu to cover his employee-related costs of health and welfare benefits.
(5)	Mr. McGrath became our Chief Executive Officer and President on February 27, 2005.
(6)	Mr. McGrath was granted 50,000 restricted shares in 2005. The value of such 50,000 restricted shares at December 31, 2005 (based on the closing price of our common stock on December 30, 2005, the last trading day of 2005) was $705,500.
(7)	Dr. Chatterjee was granted 6,000 restricted shares in 2004. The value of such 6,000 restricted shares at December 31, 2005 (based on the closing price of our common stock on December 30, 2005, the last trading day of 2005) was $84,660.
(8)	$454,872 in compensation is associated with allowances related to Mr. Varia’s ex-patriate status.
(9)	Mr. Varia was granted 3,600 restricted shares in 2004. The value of such 3,600 restricted shares at December 31, 2005 (based on the closing price of our common stock on December 30, 2005, the last trading day of 2005) was $50,796.
(10)	Mr. Donohoo was granted 2,800 restricted shares in 2004. The value of such 2,800 restricted shares at December 31, 2005 (based on the closing price of our common stock on December 30, 2005, the last trading day of 2005) was $39,508.

(11)	Ms. Wardak was granted 1,000 restricted shares in 2004. The value of such 1,000 restricted shares at December 31, 2005 (based on the closing price of our common stock on December 30, 2005, the last trading day of 2005) was $14,110.

Option Grants in 2005

The following table sets forth certain information regarding stock options granted during 2005 to each of the executive officers named in the Summary Compensation Table above:

Individual Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2005	Exercise Price per Share (2)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%	10%
Sanjiv S. Sidhu	—	—	—	—	—	—

Michael E. McGrath	480,000	17.78%	$13.82	10/24/15	$4,171,835	$10,572,250
	190,000	7.04%	7.60	5/18/15	908,124	2,301,364
	230,000	8.52%	9.01	2/26/15	1,303,258	3,302,713

Pallab K. Chatterjee	25,000	0.93%	$13.82	10/24/15	$217,283	$550,638
	50,000	1.85%	7.54	5/16/15	237,093	600,841

Hiten D. Varia	25,000	0.93%	$13.82	10/24/15	$217,283	$550,638
	35,000	1.30%	7.54	5/16/15	165,965	420,589

Robert C. Donohoo	20,000	0.74%	$13.82	10/24/15	$173,826	$440,510
	5,000	0.19%	12.96	7/25/15	40,752	103,275
	20,000	0.74%	7.54	5/16/15	94,837	240,336

M. Miriam Wardak	20,000	0.74%	$13.82	10/24/15	$173,826	$440,510
	5,000	0.19%	12.96	7/25/15	40,752	103,275
	20,000	0.74%	7.54	5/16/15	94,837	240,336

(1)	Generally, options vest over a four-year period. Additionally, some options may be exercised prior to vesting subject to our right to repurchase at cost any unvested shares purchased prior to vesting in the event of the optionee’s termination of employment. In 2005, none of the options granted to the named officers was exercisable prior to vesting. Each option expires on the earlier of ten years from the date of grant or within a specified period following termination of the optionee’s employment with us. 0.10% 2.10 (4) 11/16/2013 52,827 133,874
(2)	The exercise price may be paid in cash or shares of our common stock valued at fair market value on the exercise date or through a special same-day sale procedure through a broker of their choice.
(3)	Options were granted on February 27, May 17, May 19, July 26 and October 25, 2005.
(4)	Under the rules promulgated by the SEC, these stock valuations represent the hypothetical gain, or “option spread”, that would exist for these options based on assumed 5% or 10% stock price appreciation from the date of grant until the end of the options’ ten-year term. The 5% or 10% assumed annual rate of appreciation is specified in the SEC rules. These assumptions are not intended to forecast future appreciation of our stock price. There can be no assurance that the potential realizable values shown in this table will be achieved. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Aggregate Option Exercises in 2005 and December 31, 2005 Option Values

The following table sets forth certain information concerning options exercised during 2005 and option holdings at December 31, 2005 with respect to each of the executive officers named in the Summary Compensation Table above. No stock appreciation rights were exercised during 2005 and none were outstanding at December 31, 2005.

Name	Shares Acquired Upon Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005(1)		Value of Unexercised In-the-Money Options at December 31, 2005(1)(2)
			Exercisable	Unexercisable	Exercisable Unexercisable
Sanjiv S. Sidhu	—	—	—	—	—	—

Michael E. McGrath	—	—	326,546	577,454	$1,791,450	$757,650

Pallab K. Chatterjee	—	—	144,004	82,333	$3,358	$332,393

Hiten D. Varia	—	—	145,186	63,441	$2,375	$234,828

Robert C. Donohoo	—	—	33,320	48,008	$1,430	$141,521

M. Miriam Wardak	—	—	9,324	46,674	$1,430	$141,521

(1)	“Exercisable” refers to those options which were both exercisable and vested, while “Unexercisable” refers to those options which were unvested.
(2)	Value is determined by subtracting the exercise price from the fair market value of our common stock at December 30, 2005 ($14.11 per share), based upon the closing sales price of our common stock on The Nasdaq Stock Market on such date.

Report on Executive Compensation

The Compensation Committee serves under a charter adopted by the Board of Directors and is composed entirely of non-employee directors. The primary functions of the Compensation Committee include:

•	Setting the compensation of the Chief Executive Officer.

•	Reviewing the strategic approach to compensation for key executives, including their total annual compensation targets and payouts.

•	Approving the annual equity pool, including equity grants for officers and certain other employees.

Compensation Philosophy and Objectives

As a company, our primary objective is to maximize our long-term value for our stockholders. Accomplishing this objective requires developing and marketing products and services that provide solutions for our customers. The primary goal of the Compensation Committee is to align executive compensation with our short-term and long-term business objectives. To accomplish this goal, we must develop compensation practices that allow us to attract and retain the people needed to define, create and market innovative products and services.

The Committee applies the following philosophical framework to executive compensation:

•	Provide a competitive total compensation package that considers compensation practices of selected peer companies in the software industry and other companies we compete with for executive-level individuals.

•	Design total compensation on principles that will lead to pay for performance. Performance above expectations should be recognized with a higher level of compensation, while performance below expectations should be addressed with a lower payout.

•	Tie a significant portion of each executive’s total compensation to the overall performance of the company; considering targets for financial results and objectives related to corporate policy deployment.

•	Align the financial interests of each executive with those of our stockholders through long-term, equity-based incentives.

Our executive compensation program includes the following key elements:

•	Base Salary

•	Variable Cash Incentives

•	Equity-Based Incentives

•	Benefits

Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of total compensation roughly equivalent to that paid by a selected group of peer companies within the software industry.

Base Salary

Base salary and base salary adjustments for executive officers are determined by qualitative and quantitative factors relating to corporate and individual performance, and are evaluated in relation to salaries paid to executive officers at peer companies within the software industry.

Variable Cash Incentives

Annual cash incentive bonus programs are maintained to reward executive officers for attaining defined performance goals, including company-wide performance targets, business unit performance, and individual goals.

Mr. Sidhu, our Chief Executive Officer and President until February 27, 2005, received a $1,000 bonus, but elected not to receive any further cash incentive compensation for his services during 2005. Mr. McGrath, our Chief Executive Officer and President since February 27, 2005, received a discretionary bonus approved by the Compensation Committee of the Board in the amount of $600,000 for achievement during 2005. Overall cash incentive payouts for other key executives were on average higher in 2005 compared to 2004, reflecting the overall performance of the executive team and the company’s ability to achieve its financial targets.

Equity-based Incentives

We utilize our 1995 Plan to further align the interests of stockholders and management by creating common incentives related to the ownership by management of a substantial economic interest in the long-term appreciation of our stock. Generally, options under the 1995 Plan are granted with exercise prices set at the fair market value of the underlying stock on the date of grant, have a term of ten years, and are subject to vesting over four years. In determining the size of an option to be granted to an executive officer, the Compensation Committee takes into account the executive officer’s position and level of responsibility, the executive officer’s existing stock and unvested option holdings, the potential reward to the executive officer if the stock price appreciates in the public market and the competitiveness of the executive officer’s overall compensation arrangements, including stock options, although outstanding performance by an individual also may be taken into consideration. Equity grants may be made to new executives upon commencement of employment, and on occasion, to executives in connection with a significant change in job responsibility. Executives may also receive other equity instruments under the 1995 Plan, including share rights awards.

The 1995 Plan was adopted by our Board of Directors and approved by our stockholders in 1995. Amendments to the 1995 Plan were approved by our stockholders in 2004 and 2005. The 1995 Plan is administered by the Compensation Committee. Our Compensation Committee, when determining the size of annual grants to executive officers in 2005, focused on competitive peer data, experience and subjective information. They concluded that the stock and option holdings of many of the executives were below the levels needed to provide the appropriate retention value. In 2005, these awards were designed to provide equity incentives to retain executive officers in light of significant changes to our business during that year.

Benefits

Benefits offered to our executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to our executive officers are substantially the same as those offered to all of our other employees. In 2005, Mr. McGrath elected not to participate in our medical or dental plans for which he received a cash credit of $900.

We maintain a tax-qualified deferred compensation plan, or 401(k) Savings Plan, for the benefit of all of our eligible full-time employees. Under the 401(k) Savings Plan, participants may elect to contribute, through salary reductions, up to 25% of their annual compensation subject to a statutory maximum. We do not currently provide additional matching contributions under the 401(k) Savings Plan, but may do so in the future. The 401(k) Savings Plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by us to the 401(k) Savings Plan, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) Savings Plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) Savings Plan, at the direction of each plan participant, currently invests the assets of the 401(k) Savings Plan in fourteen investment options, which exclude i2 stock.

Compliance with the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation, other than performance-based compensation, in excess of $1,000,000 paid by a corporation to its chief executive officer and the other four most highly-compensated executive officers of a corporation. We have not established a policy with regard to Section 162(m) of the Code. The Board of Directors and Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

CEO Compensation

Until February 27, 2005, Sanjiv Sidhu, our Chairman, was also our Chief Executive Officer. At his request, Mr. Sidhu’s base salary from 2001 forward was reduced to cover only costs associated with certain employee benefits. Similarly, at Mr. Sidhu’s request, the Compensation Committee did not grant any stock options or other equity compensation to Mr. Sidhu in during such period.

Mr. Sidhu later recommended to the Board, and the Board agreed, that the roles of Chairman and Chief Executive Officer should be separated, which led to an executive search and on February 27, 2005, Michael E. McGrath was appointed our Chief Executive Officer and President. Mr. Sidhu retained the title of Chairman.

An independent compensation consultant, retained by the Compensation Committee of the Board, reviewed the compensation package to be delivered to our new Chief Executive Officer. Based on this and the other executive compensation surveys, effective February 27, 2005, the Compensation Committee set Mr. McGrath’s base salary at $600,000, with a discretionary bonus amount to be determined by the Board at the end of 2005. In 2005, Mr. McGrath received $502,308 in salary and on January 24, 2006, the Compensation Committee approved payment of a $600,000 bonus to Mr. McGrath to reflect a performance level above expectations set for 2005.

Further, after consideration of the survey data referenced above, the Compensation Committee awarded Mr. McGrath stock options to purchase 420,000 shares of our common stock and a restricted stock grant for 50,000 shares of our common stock.

Mr. McGrath also received perquisites of (i) $52,970 of income imputed to Mr. McGrath in connection with his use of a private aircraft for commuting purposes; (ii) $49,865 of income imputed to Mr. McGrath in connection with his temporary housing arrangements while in Dallas; and (iii) a payment of $56,622 to pay the taxes on the income imputed to him and for other perquisites.

On October 25, 2005, the Board granted Mr. McGrath an option to purchase 480,000 shares of our common stock in connection with his agreement to extend his term of employment as Chief Executive Officer and President through December 31, 2007.

Compensation Committee:	Harvey B. Cash, Chairman
Stephen P. Bradley
Richard L. Clemmer
Robert L. Crandall
Lloyd G. Waterhouse
Jackson L. Wilson, Jr.

The preceding Report on Executive Compensation shall not be deemed incorporated by reference into any of our previous filings under the Securities Act or the Exchange Act, which might incorporate filings made by us under those Acts, nor will such report be incorporated by reference into any future filings made by us under those Acts, except to the extent that we specifically incorporate this information by reference.

Stock Performance Graph

The graph depicted below shows a comparison of cumulative total stockholder returns for i2 common stock, The Nasdaq Stock Market (U.S. Companies) Index and The Nasdaq Computer and Data Processing Services Group Index. The graph assumes that $100 was invested in i2 common stock on December 29, 2000 and in each index, and that all dividends were reinvested. No cash dividends have been declared on shares of i2 common stock. The graph covers the period from December 29, 2000, the last trading day before our 2001 fiscal year, to December 30, 2005, the last trading day before our 2006 fiscal year. The data for the graph was provided to us by Research Data Group, Inc. The comparisons in the graph are required by regulations of the SEC and are not intended to forecast or to be indicative of the possible future performance of our common stock.

Stock Performance Graph Data Points:	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
i2 Technologies, Inc.	$100.00	$14.53	$2.11	$3.05	$1.27	$1.04
NASDAQ US. .	100.00	70.75	51.08	76.82	85.44	96.38
NASDAQ Computer Index.	100.00	74.17	36.02	52.55	51.31	57.12

The preceding Stock Performance Graph shall not be deemed incorporated by reference into any of our previous filings under the Securities Act or the Exchange Act which might incorporate filings made by us under those Acts, nor will such graph be incorporated by reference into any future filings made by us under those Acts, except to the extent that we specifically incorporate this information by reference.

Certain Transactions with Management

Since January 1, 2005, there have been no transactions (except as noted in the next succeeding paragraphs), between i2 or any of our subsidiaries and any executive officer, director, 5% beneficial owner of our common stock, or member of the immediate family of the foregoing persons, in which one of the foregoing individuals or entities had an interest of more than $60,000.

In June 1998, Michael E. McGrath, our current Chief Executive Officer, President and Director, founded Integrated Development Enterprise, Inc. or IDe, a private company based in Concord, Massachusetts providing integrated software solutions for development chain management. He has served as Chairman of IDe since October 1998. Prior to our hiring of Mr. McGrath as our Chief Executive Officer and President on February 27, 2005, Mr. McGrath had been bound by the terms of an agreement with IDe pursuant to which he was committed to provide approximately fifty-two days of service per year to IDe, through January 31, 2007. As consideration for the release of Mr. McGrath from that commitment, we entered into a preferred stock purchase agreement with IDe, dated as of February 28, 2005, pursuant to which we agreed to purchase up to $1,000,000 of convertible preferred stock of IDe. Q Funding III, L.P., an affiliate of Q Investments and R² Investments, LDC, the holder of all of our outstanding shares of Series B preferred stock, also committed to purchase up to $1,000,000 of IDe convertible preferred stock, on identical terms, pursuant to the terms of the same preferred stock purchase agreement. During 2005, both we and Q Funding purchased the preferred stock that each of us committed to acquire. Mr. McGrath was released from his service obligation to IDe upon execution and delivery of the preferred stock purchase agreement. Mr. McGrath will continue as chairman of IDe. Mr. McGrath and members of his family hold less than 10% of the common stock of IDe on a fully-diluted basis. At December 31, 2005, we evaluated the fair market value of the investment in IDe and determined the investment was impaired and the impairment was other-than temporary. Accordingly we recorded an impairment charge to reduce the carrying value of the investment to zero. The impairment charge is reflected in other expense, net in our income statement.

On October 4, 2005, we entered into an agreement with IDe to license and implement their Phase Management and Portfolio Management solutions. We expect to pay IDe approximately $0.4 million under this agreement.

On June 28, 2005, we sold 1,923,077 shares of our common stock to R² Investments, LDC, an affiliate of Q Investments, the holder of all of our outstanding shares of Series B preferred stock. The stock was sold at a price of $7.80 per share, the closing price on June 23, 2005 when our Board of Directors approved the transaction. We received approximately $15.0 million of net proceeds from this sale.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms furnished to us or written representations from the reporting persons that no reports were required, we believe that, during and with respect to 2005, all of our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that a late Form 4 was filed on behalf of Michael E. McGrath, our Chief Executive Officer and President, on February 2, 2006 to report stock options that he acquired on October 25, 2005.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2005, included in our Annual Report on Form 10-K for that year.

Pursuant to a written charter adopted by the Board of Directors, the Audit Committee oversees i2’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s duties and responsibilities are more fully described in its charter, which was attached as Exhibit A to our proxy statement for our 2005 Annual Meeting. Management is responsible for i2’s financial reporting process, including the systems of internal accounting and financial controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. i2’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on those financial statements based on their audit.

The Audit Committee met five times in 2005. The oversight functions of the Audit Committee include, among other things, (i) appointing our independent registered public accounting firm; (ii) reviewing the external audit plan and the results of the auditing engagement; (iii) reviewing the internal audit plan and the results of the internal audits; (iv) ensuring that management has maintained the reliability and integrity of our accounting policies and our financial reporting and disclosure practices; (v) reviewing the independence and performance of our internal and external auditors; and (vi) reviewing the adequacy of our system of internal control and compliance with all applicable laws, regulations and corporate policies.

We have met and held discussions with management and Deloitte & Touche LLP. We reviewed and discussed with our management i2’s audited financial statements for the year ended December 31, 2005. In addition, we discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” Also, we have received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and have discussed with Deloitte & Touche LLP its independence from i2.

Based upon the aforementioned discussions and disclosures, we recommended to the Board of Directors that the audited financial statements be included in i2’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Committee:	Robert L. Crandall, Chairman
Stephen P. Bradley
Harvey B. Cash
Richard L. Clemmer
Lloyd G. Waterhouse
Jackson L. Wilson, Jr.

The preceding Report of the Audit Committee, and references in this proxy statement to the independence of the Audit Committee, shall not be deemed incorporated by reference into any of our previous filings under the Securities Act or the Exchange Act which might incorporate filings made by us under those Acts, nor will such report or references be incorporated by reference into any future filings made by us under those Acts, except to the extent that we specifically incorporate this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon recommendation of the Audit Committee, our Board of Directors appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2006. Deloitte & Touche has served as our independent registered public accounting firm since May 2002.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during 2005 and 2004. The aggregate fees billed for 2005 and 2004 for each of the following categories of services are set forth below:

	2005		2004
Audit fees (including reviews of Quarterly Reports)	$	[•]	$3,257,534
Audit-related fees (1)		[•]	194,229
Tax fees (2)		[•]	741,959
All other fees		[•]	4,790

	$	[•]	$4,198,512

(1)	Includes fees for statutory audits of foreign subsidiaries and accounting consultations.
(2)	Includes services related to tax compliance and other tax-related consultations.

During 2005 and 2004, we did not engage Deloitte & Touche LLP to provide any professional services related to financial information systems design and implementation.

It is the practice of the Audit Committee to pre-approve all services rendered to us by our independent registered public accounting firm in accordance with applicable legal requirements.

Representatives of Deloitte & Touche LLP will be attending the 2006 Annual Meeting and will be available to respond to questions. We do not anticipate that such representatives will make a statement at the meeting, but they will have the opportunity to make a statement if they desire to do so.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposals to be considered by us for inclusion in our proxy statement and form of proxy card for our 2007 annual meeting of stockholders, expected to be held in May 2007, must be received by us at our offices in Dallas, Texas, addressed to our Secretary, not later than [December] [•], 2006 (120 days prior to the first anniversary of this proxy statement). The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, our Amended and Restated Bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of this proxy statement and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. Therefore, to be presented at next year’s annual meeting, stockholder proposals, whether or not submitted for consideration for inclusion in our proxy statement, must be received on or after [November] [•], 2006 but no later than [December] [•], 2006. Stockholder proposals must comply with applicable Delaware law, certain rules and regulations promulgated by the SEC and the procedures set forth in our Amended and Restated Bylaws.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at this meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment of our interest. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card, unless marked to the contrary.

By Order of the Board of Directors,

Robert C. Donohoo

Secretary

[April] [•], 2006

PRELIMINARY COPY

i2 TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2006

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. McGrath and Michael J. Berry, and each of them, with full power of substitution, attorneys and proxies of the undersigned to vote all the shares of common stock, par value $0.00025 per share, of i2 Technologies, Inc. (“i2”), the undersigned could vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of i2 to be held at the Center of Excellence, One i2 Place, 11701 Luna Road, Dallas, Texas on Wednesday, May 31, 2006 at 10:00 a.m. (Central Time), and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. ANY HOLDER WHO WISHES TO WITHHOLD THE DISCRETIONARY AUTHORITY REFERRED TO IN ITEM 3 ON THE REVERSE SIDE SHOULD MARK A LINE THROUGH THE ENTIRE ITEM.

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	The election of three Class III directors:	3.	In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

FOR the nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the left ☐	Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor Service Direct® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

NOMINEES:

01 Sanjiv S. Sidhu

02 Robert L. Crandall

03 Jackson L. Wilson, Jr.

Instruction: To withhold authority to vote for any nominee, Write that nominee’s name in the space provided below.

2.	Approval of the issuance of a number of shares of our common stock sufficient to fully provide for the conversion of our 5% senior convertible notes due 2015 and the exercise of certain warrants:

FOR	AGAINST	ABSTAIN
☐	☐	☐

(Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title to such.)

Dated:	,	2006

Signature
Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

Internet http://www.proxyvoting.com/itwo		Telephone 1-866-540-5760		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.